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EXHIBIT 99.1

AMENDED AND RESTATED
POLICY FOR ESTIMATION OF COMMON STOCK VALUE
OF
BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

        Behringer Harvard Multifamily REIT I, Inc. (the "Company") has adopted this policy in respect of estimating the per share value of its common stock (the "Common Stock") as of May 13, 2010. This policy has been adopted to provide informative data as to the Company's estimated per share Common Stock value. This policy may be amended by the Board of Directors of the Company (the "Board") at any time in its sole discretion. In addition, although this policy expresses the intent of the Board at the time of its adoption, there is no limitation on the ability of the Board to cause the Company to vary from this policy to the extent it deems appropriate, with or without an express amendment of this policy.

        The Company shall announce a per share estimated value of its common stock on a periodic basis, generally annually. Until 18 months have passed without a sale of shares of the Common Stock in a primary offering (or other securities from which the Board believes the value of a share of Common Stock can be estimated), the Company shall use the latest gross offering price (without regard to any discounts) of a share of the Common Stock in its most recent primary offering as the per share estimated value thereof or, with respect to an offering of other securities from which the value of a share of Common Stock can be estimated, the Company shall use the value derived from the gross offering price of such other security as the per share estimated value of the Common Stock. For purposes of the foregoing, an offering shall not include an offering of shares pursuant to a distribution reinvestment plan or an employee benefit plan or an offering of securities issuable upon the redemption of interests in the Company's operating partnership.

        No later than 18 months after the last sale in an offering of the securities described above, the Company shall disclose an estimated per share value that is not based solely on the gross offering price of securities in the most recent offering. This estimate shall be determined by the Board, or a committee thereof, after consultation with Behringer Harvard Multifamily Advisors I, LLC (the "Advisor"), or if the Company shall no longer be advised by the Advisor, the Company's officers and employees. The Advisor or the Company may engage such experts and third parties as it may deem appropriate. If a committee of the Board estimates the value, a majority of the voting members of the committee will be independent directors; however, the committee may also include officers or employees of the Company, the Advisor or the Advisor's affiliates.

        If the Company has sold assets and made distributions to stockholders of net proceeds from such sales since the termination of the most recent offering, the estimated value per share shall generally be net of the amount of those distributions.

        The Board or committee thereof will have the discretion to choose a methodology or combination of methodologies as it deems reasonable under then current circumstances for estimating the per share value of the Common Stock. The estimated value is not intended to be related to any analysis of individual asset value performed for financial statement purposes nor values at which individual assets may be carried on financial statements under applicable accounting standards. The methodologies for determining the estimated values hereunder may take into account numerous factors including, without limitation, the following:

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  net amounts that might be realized in a sale of the Company's assets in an orderly liquidation;

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  net amounts that might be realized in a bulk portfolio sale of the Company's assets;

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  separate valuations of the Company's assets;

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  private real estate market conditions;

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  public real estate market conditions;

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  the business plan of the Company and characteristics and factors specific to its portfolio or securities;

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  the prices at which the Company's securities were sold in other offerings, such as a distribution reinvestment plan offering;

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  the prices paid for Company securities in other transactions, including secondary market trades;

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  the relative prices paid for comparable companies listed on a national securities exchange; and

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  the Company's going concern value.

        The Board may rely on the Advisor or a third-party valuation expert or other professionals or consultants to assist in estimating the value of the Company's assets or its shares of Common Stock. However, with respect to asset valuations, the Board shall not be required to obtain asset-by-asset appraisals prepared by appraisers certified by a Member of the Appraisal Institute or other trade organization that monitors appraisers, nor must any appraisals conform to formats or standards promulgated by any such trade organization. The per share estimated value may be developed from data that is as of a date not more than 18 months prior to the effective date of the estimated value, and the Company shall disclose the effective date of the estimated valuation. The Company shall not be required to publicly release individual property value estimates or any of the data supporting the estimated per share value, and the Board is under no obligation to describe the factors on which it relied or the methodologies utilized in estimating the estimated value of a share of Common Stock.

        After first publishing an estimate by the Board within 18 months after an offering as described above, the Company shall repeat the process of estimating share value of the Common Stock periodically thereafter. In general, the Company would consider a new estimated valuation within 18 months of the last estimated valuation. However, if deemed appropriate by the Board, the Company may return to the publication of an estimated value based solely on the gross offering price of a share of Common Stock or other securities if the Company has conducted another offering within 18 months of the disclosure of an estimated per share value. The Company shall provide this information in its annual report on Form 10-K and may provide this information in a current report on Form 8-K or any other appropriate public filing with the Securities and Exchange Commission. The Company may also disseminate this information by a posting on the web site maintained for the Company at www.behringerharvard.com or by other means.

        Estimates based solely on an offering price will be subject to numerous limitations. For example, such estimates will not take into account:

  •
  individual or aggregate values of the Company's assets;

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  real estate market fluctuations affecting the Company's assets generally;

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  adverse or beneficial developments with respect to one or more assets in the Company's portfolio;

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  the Company's costs of the offering; or

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  the Company's costs of acquiring assets.

        After the estimated value hereunder is based on factors in addition to the most recent offering price of a share of Common Stock or other security, the estimated value will not reflect developments that occur after the most recent estimated valuation date. Further, such valuations will be estimates only and may be based upon a number of estimates, assumptions and opinions that may not be or may later prove not to be accurate or complete, which could make the estimated valuations incorrect.

        With respect to any estimate of the value of Common Stock made pursuant to this policy, there can be no assurance that:

  •
  the estimated value per share would actually be realized by the Company's stockholders upon liquidation, bulk portfolio sales of the Company's assets, sale of the Company or listing of the Common Stock on an exchange;

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  any stockholder of the Company would be able to realize estimated share values in any attempt to sell shares;

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  the estimated value per share would be related to any individual or aggregated value estimates or appraisals of the Company's assets; or

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  the estimated value, or method used to estimate value, would be found by any regulatory authority to comply with requirements of such regulatory authority, including ERISA, FINRA or other regulatory requirements.

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  EXHIBIT 99.1
AMENDED AND RESTATED POLICY FOR ESTIMATION OF COMMON STOCK VALUE OF BEHRINGER HARVARD MULTIFAMILY REIT I, INC.